Exhibit 10.22

VERTEX, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Vertex, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below).  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion.  The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$42,000
Chair of the Board or Lead Independent Director	$15,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$12,000
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$6,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$6,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned and paid on a monthly basis.

EQUITY COMPENSATION

Each Non-Employee Director shall be granted restricted stock units (“RSUs”) as set forth in this Program. The RSUs shall be granted under and subject to the terms and provisions of the Company’s 2020 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

A.                                    RSU Grant.  A Non-Employee Director who (i) is initially elected or appointed to the Board at an annual meeting of the Company’s stockholders or (ii) has been serving as a Non-Employee Director on the Board as of the date of any annual meeting of the Company’s stockholders and will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a number of RSUs on the date of such annual meeting determined by dividing $150,000 by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A common stock on the date of the annual meeting (with any partial shares that result being rounded up to the nearest whole share) (the “Annual Award RSUs”).

B.                                    Terms of Annual Award RSUs Granted to Non-Employee Directors.

1.                                      Vesting.  The Annual Award RSUs shall vest in a single installment on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

2.                                      Forfeiture of RSUs.  Unless the Board otherwise determines, any Annual Award RSUs which are unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Annual Award RSUs shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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